FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

WEALTH MINERALS LTD.

Suite 1901, 1177 West Hastings Street

Vancouver, B.C.

V6E 2K3

Item 2.	Date of Material Change

June 14, 2006

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is June 14, 2006.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via CCN Matthews, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer has acquired a 100% interest in four uranium prospects from two arm’s legnth private Peruvian companies.

Item 5.	Full Description of Material Change

The Issuer has acquired a 100% interest in 4 uranium prospects from two arm’s length private Peruvian companies.  The prospects consist of an aggregate of six petitorios, totalling 3,800 hectares, all located over the Neogene volcanic Quenamari Formation, within, and adjacent to, the Macusani Uranium Project in south-eastern Peru (a joint venture of Frontier Pacific Mining Corporation and Solex Resources Corp.).  The petitorios are divided into 4 properties: the Radiante I (1,000 ha), the Radiante II (1,000 ha), the Hilton (1,000 ha), and the Voluptuosa I, II and III (800 ha), all of which are located in an area approximately 20 km west of the town of Macusani in the District of Corani, Province of Carabaya, Department of Puno, Peru.

The Quenamari Formation contains numerous uraniferous occurrences that have previously been explored by geochemical and ground-based radiometric methods, trenching and diamond drilling.  Frontier Pacific/Solex recently announced a 2,000 metre drill program within their project area.  One of the Issuer’s petitorios, the Voluptuosa I, lies adjacent to the Samillo I concession of Frontier Pacific/Solex that contains the Agaton prospect.

Regionally, uranium mineralization consists mainly of autunite, meta-autunite, gummite and pitchblende, in a gangue of pyrite, galena, sphalerite (+Ag) and, locally, stibnite.  Mineralization takes the form of fracture infill (veinlets), and minor disseminations.

The Issuer plans a work program, anticipated to commence in the third quarter of 2006, consisting of evaluating the new acquisitions geologically and radiometrically, with a view to defining targets for advanced ground-based radiometric survey and follow-up.

The terms of the acquisition of the 100% interest in each of the new properties are as follows:

Radiante 1 Property

In order to acquire a 100% interest, the Issuer is required to issue 200,000 shares to the owner, a private Peruvian company (PeruCo), on or before the latest of the following dates:

      ten business days following the acceptance of the Radiante 1 acquisition agreement by the TSX Venture Exchange (TSXV)
      the date that the registration of the Radiante 1 Property in the Peruvian Public Mining registry has been completed

Radiante 2 Property

In order to acquire a 100% interest, the Issuer is required to issue 200,000 shares to PeruCo on or before the latest of the following dates:

      ten business days following the acceptance of the Radiante 2 acquisition agreement by the TSXV the date that the registration of the Radiante 2 property in the Peruvian Public Mining registry has been completed

Hilton Property

In order to acquire a 100% interest, the Issuer is required to issue 200,000 shares to PeruCo on or before the latest of the following dates:

      ten business days following the acceptance of the Radiante 2 acquisition agreement by the TSXV the date that the registration of the Radiante 2 property in the Peruvian Public Mining registry has been completed

Voluptuosa Agreement

In order to acquire a 100% interest, the Issuer is required to pay the owner, a private Peruvian company, the sum of US$167,000 on or before the date that the registration of the Voluptuosa property in the Peruvian Public Mining registry has been completed.

The Radiante 1, Radiante 2 and Hilton acquisitions are subject to acceptance for filing by the TSXV.

Leslie Oldham, EurGeol, Title No. 645, is the Issuer’s consulting geologist and a qualified person, as defined by National Instrument 43-101, for the Peruvian Uranium Project, and has supervised the preparation of the scientific and technical information that forms the basis for this material change report.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jerry Pogue, Acting President

Business Telephone No.:  (604) 331-0096

Item 9.	Date of Report

June 14, 2006